Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On December 18, 2013, M/A-COM Technology Solutions Holdings, Inc. (MACOM) completed the acquisition of Mindspeed Technologies, Inc. (Mindspeed), a supplier of semiconductor solutions for communications infrastructure applications (Mindspeed Acquisition). MACOM completed the Mindspeed Acquisition through a cash tender offer (Offer) by Micro Merger Sub, Inc. (Merger Sub), a wholly-owned subsidiary of MACOM, for all of the outstanding shares of common stock, par value $0.01 per share, of Mindspeed (Shares) at a purchase price of $5.05 per share, net to the seller in cash, without interest, less any applicable withholding taxes (Offer Price). Immediately following the Offer, Merger Sub merged with and into Mindspeed, with Mindspeed surviving as a wholly-owned subsidiary of MACOM. At the effective time of the merger, each Share not acquired in the Offer (other than shares held by MACOM, Merger Sub and Mindspeed, and shares of restricted stock assumed by MACOM in the merger) was converted into the right to receive the Offer Price. MACOM funded the Mindspeed Acquisition through the use of available cash and borrowings under its revolving credit facility. The aggregate purchase price for the Shares, net of cash acquired, was $232.0 million and MACOM assumed $81.3 million of liabilities and incurred costs of $4.5 million in connection with the Mindspeed Acquisition.

On November 17, 2014, MACOM, through its wholly-owned subsidiary M/A-COM Technology Solutions Inc., entered into an Agreement and Plan of Merger with BinOptics Corporation (BinOptics), a supplier of high-performance photonic products. On December 15, 2014, MACOM completed the acquisition of BinOptics (BinOptics Acquisition). In accordance with the Agreement and Plan of Merger, all of the outstanding equity interests (including outstanding warrants) of BinOptics were exchanged for aggregate consideration of approximately $224.1 million in cash, subject to customary purchase price adjustments. MACOM funded the BinOptics Acquisition with a combination of cash on hand and the incurrence of $100.0 million of additional borrowings under our its revolving credit facility. MACOM incurred $4.6 million in transaction costs related to the BinOptics Acquisition.

Collectively, the Mindspeed Acquisition and the BinOptics Acquisition are referred to as the Acquisitions.

The following unaudited pro forma condensed combined financial statements (Unaudited Pro Forma Financial Information) are presented to illustrate the effects of the Acquisitions on MACOM’s historical results of operations and has been prepared to illustrate the effect of the Acquisitions and has been prepared for informational purposes only. The Unaudited Pro Forma Financial Information is based upon the historical consolidated financial statements and notes thereto of MACOM, Mindspeed and BinOptics and should be read in conjunction with the:

•	historical financial statements and the accompanying notes of MACOM included in MACOM’s Annual Report on Form 10-K for the fiscal year ended October 3, 2014;

•	historical financial statements and the accompanying notes of MACOM included in MACOM’s Quarterly Report on Form 10-Q for the three months ended January 2, 2015; and

•	historical financial statements and the accompanying notes of BinOptics for the year ended December 31, 2013. Also, the unaudited financial statements and accompanying notes as of September 30, 2014 and the income statement and cash flows for the nine months ended September 30, 2014 and 2013.

The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Financial Information to give effect to pro forma events that are (1) directly attributable to the Acquisitions, (2) factually supportable and (3) with respect to the consolidated statement of operations, expected to have a continuing impact on the combined results of MACOM and Mindspeed or BinOptics. The following unaudited pro forma condensed combined consolidated statements of operations (Unaudited Pro Forma Statements of Operations) have been prepared assuming the Acquisitions had been completed on September 28, 2013, the first day of MACOM’s 2014 fiscal year. The Unaudited Pro Forma Financial Information has been adjusted with respect to certain aspects of the Acquisitions to reflect the consummation of the Acquisitions.

The Unaudited Pro Forma Financial Information was prepared in accordance with the acquisition method of accounting under accounting principles generally accepted in the United States (US GAAP) and the regulations of the United States Securities and Exchange Commission (SEC), and is not necessarily indicative of the financial position or results of operations that would have occurred if the Acquisitions had been completed on the dates indicated, nor is it indicative of the consolidated future operating results or financial position of MACOM. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Financial Information. In accordance with Article 11 of Regulation S-X, a pro forma balance sheet is not required as the Acquisitions have already been reflected in MACOM’s unaudited condensed consolidated balance sheet for the three months ended January 2, 2015 set forth in its Quarterly Report on Form 10-Q filed with the SEC on February 2, 2015.

The BinOptics Acquisition purchase price has been preliminarily allocated to the acquired assets and liabilities based upon their preliminary estimated fair values. Any excess purchase price has been allocated to goodwill. The accounting for the BinOptics Acquisition is dependent upon certain valuations and other studies that have not yet progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the Unaudited Pro Forma Financial Information has been prepared based upon preliminary estimates. The final amounts recorded for the BinOptics Acquisition may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The Unaudited Pro Forma Financial Information does not reflect events that may occur after the Acquisitions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies. It also does not give effect to certain one-time charges MACOM expects to incur in connection with the Acquisitions, including, but not limited to, restructuring charges that are expected to achieve ongoing cost savings and synergies.

M/A-COM Technology Solutions Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Year Ended October 3, 2014

(in thousands, expect per share amounts)

	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc. (September 28, 2013 to December 18, 2013)	BinOptics Corporation (Year ended September 30, 2014)	Mindspeed Pro Forma Acquisition Adjustments	BinOptics Pro Forma Acquisition Adjustments	Total Pro Forma Adjustments	Notes (See Note 5)	Pro Forma Combined

Revenue	$418,662	$20,755	$45,263	$(1,299)	$—	$(1,299)	(a)	$483,381

Cost of revenue	249,674	8,325	20,596	4,225	11,655	15,881	(a), (b), (c), (f), (g)	294,475

Gross profit	168,988	12,430	24,667	(5,524)	(11,655)	(17,180)		188,906
Operating expenses:
Research and development	73,685	10,288	2,711	431	—	431	(c)	87,115
Selling, general and administrative	86,179	22,191	5,044	(13,026)	7,132	(5,894)	(b), (c), (d), (f)	107,520
Other expense	—	8,251	—	(7,599)	—	(7,599)	(e)	652
Restructuring charges	14,823	(10)	—	—		—		14,813

Total operating expenses	174,687	40,720	7,755	(20,194)	7,132	(13,062)		210,100

Income (loss) from operations	(5,699)	(28,290)	16,912	14,670	(18,787)	(4,118)		(21,194)
Other income (expense):
Warrant liability expense	(3,928)	—	—	—	—	—		(3,928)
Interest expense	(12,362)	(801)	(174)	—	(4,750)	(4,750)	(h)	(18,087)
Other income	3,217	—	—	—		—		3,217

Other income (expense), net	(13,073)	(801)	(174)	—	(4,750)	(4,750)		(18,798)

Income (loss) before income taxes	(18,772)	(29,091)	16,738	14,670	(23,537)	(8,868)		(39,992)
Income tax provision (benefit)	(8,054)	124	(8,272)			(3,104)	(i)	(19,306)

Income (loss) from continuing operations	(10,718)	(29,215)	25,010	14,670	(23,537)	(5,764)		(20,686)

Net income per share:
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.23)							$(0.44)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.23)							$(0.44)

Shares used to compute net income (loss) per common share:
Basic	47,009							47,009

Diluted	47,009							47,009

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

M/A-COM Technology Solutions Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Three Months Ended January 2, 2015

(in thousands, expect per share amounts)

	M/A-COM Technology Solutions Holdings, Inc.	BinOptics Corporation (October 1, 2014 to December 15, 2014	Pro Forma Acquisition Adjustments	Notes (See Note 5)	Pro Forma Combined

Revenue	$114,864	$11,867	$—		$126,731
Cost of revenue	60,663	5,686	1,207	(j)	67,556

Gross profit	54,201	6,181	(1,207)		59,175
Operating expenses:
Research and development	19,474	821	—		20,295
Selling, general and administrative	25,599	21,524	(24,256)	(j), (k), (l)	22,867

Total operating expenses	45,073	22,345	(24,256)		43,162

Income (loss) from operations	9,128	(16,164)	23,049		16,013
Other income (expense):
Warrant liability expense	(10,608)	—	—		(10,608)
Interest expense	(4,723)	(28)	—		(4,751)
Other income	375	—	—		375

Total other income (expense)	(14,956)	(28)	—		(14,984)

Income (loss) before income taxes	(5,828)	(16,192)	23,049		1,029
Income tax provision	478	1,032	7,130	(m)	8,640

Income (loss) from continuing operations	(6,306)	(17,224)	15,919		(7,611)

Net income (loss) per share:
Basic income (loss) per share:
Income (loss) from continuing operations	$(0.13)				$(0.16)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.13)				$(0.16)

Shares used:

Basic	47,606				47,606

Diluted	47,606				47,606

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

1. BASIS OF PRESENTATION

The Unaudited Pro Forma Statements of Operations were prepared using a three month period ending January 2, 2015 of 13 weeks. The fiscal year ended October 3, 2014 was 53 weeks in length.

The Acquisition are reflected in the Unaudited Pro Forma Financial Information as being accounted for under the acquisition method in accordance with guidance on accounting for business combinations under US GAAP.

The Unaudited Pro Forma Financial Information does not reflect ongoing cost savings or synergies that MACOM expects to achieve as a result of the Acquisitions or the costs necessary to achieve these savings and synergies.

In accordance with the guidance on accounting for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total acquisition-related transaction costs incurred by MACOM were $4.5 million for the Mindspeed Acquisition and $4.6 million for the BinOptics Acquisition. These costs are excluded from the Unaudited Pro Forma Statement of Operations through pro forma adjustments.

Based on MACOM’s review of Mindspeed’s and BinOptics’ summary of significant accounting policies disclosed in Mindspeed’s and BinOptics’ historical financial statements and discussions with Mindspeed and BinOptics management, the nature and amount of any adjustments to the historical financial statements of Mindspeed and BinOptics to confirm their accounting policies to those of MACOM are not expected to be material. Further review of Mindspeed’s and BinOptics’ accounting policies and financial statements may result in required revisions to Mindspeeds’ and BinOptics’ policies and classifications to conform to MACOM’s.

The Unaudited Pro Forma Financial Information are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the acquisition been completed as of the date indicated above or the results that may be attained in the future.

2. RECONCILIATION TO BINOPTICS’ HISTORICAL STATEMENT OF INCOME

A reconciliation of BinOptics’ historical statement of earnings for the year ended September 30, 2014 is as follows (in thousands):

	Year ended December 31, 2013	Less: Nine months ended September 30, 2013	Plus: Nine months ended September 30, 2014	Total

Sales, net	19,305	12,695	38,653	45,263
Cost of goods sold	11,314	7,703	16,985	20,596

Gross profit	7,991	4,992	21,668	24,667

Other expenses:
Research and development costs	2,705	2,051	2,057	2,711
Selling and administrative expenses	3,253	2,341	4,132	5,044

Income from operations	2,033	600	15,479	16,912

Other income (expense):	—	—	—	—
Interest expense	(151)	(102)	(125)	(174)

Income before income tax	1,882	498	15,354	16,738

Income tax benefit (expense)	1,485	—	6,787	8,272

Net income	3,367	498	22,141	25,010

3. ACQUISITION OF MINDSPEED

On December 18, 2013, MACOM completed the Mindspeed Acquisition through the Offer by Merger Sub, a wholly-owned subsidiary of MACOM, for all of the Shares at the Offer Price, a purchase price of $5.05 per share, net to the seller in cash, without interest, less any applicable withholding taxes. Immediately following the Offer, Merger Sub merged with and into Mindspeed, with Mindspeed surviving as a wholly-owned subsidiary of MACOM. At the effective time of the merger, each Share not acquired in the Offer (other than shares held by MACOM, Merger Sub and Mindspeed, and shares of restricted stock assumed by MACOM in the merger) was converted into the right to receive the Offer Price. MACOM funded the Mindspeed Acquisition through the use of available cash and borrowings under its revolving credit facility. The aggregate purchase price for the Shares, net of cash acquired, was $232.0 million and MACOM assumed $81.3 million of liabilities and incurred costs of $4.5 million in connection with the Mindspeed Acquisition.

MACOM recognized assets acquired and liabilities assumed based upon the fair value of such assets and liabilities measured as of the date of acquisition. The aggregate purchase price for Mindspeed was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of the acquired net assets represents cost and revenue synergies specific to MACOM, as well as non-capitalizable intangible assets, such as the employee workforce acquired, and has been allocated to goodwill, none of which is tax deductible.

MACOM finalized the purchase price allocation of the Mindspeed Acquisition during the three months ended January 2, 2015. The final allocation of purchase price is as follows:

Amount
Current assets	$50,612
Intangible assets	138,663
Deferred income taxes	92,881

Other assets	31,788

Total assets acquired	313,944

Liabilities assumed:
Current liabilities	35,270
Debt	40,177
Other liabilities	5,865

Total liabilities assumed	81,312

Net assets acquired	232,632

Consideration:
Cash paid upon closing, net of cash acquired	232,028
Fair value of vested awards assumed in acquisition	785

Total consideration	232,813

Goodwill	$181

In connection with the Mindspeed Acquisition, MACOM assumed all of the outstanding options and all unvested restricted stock awards under Mindspeed’s equity plans and converted such options and stock awards into equivalent MACOM awards under the same general terms and conditions as were in existence with adjustments made to shares and exercise prices, if any, pursuant to a formula stipulated in the terms of the acquisition. The fair value of the assumed options and stock awards was $4.1 million, of which $0.8 million relates to vested stock options and has been included in the purchase consideration and the remainder relates to unvested stock options and stock awards, which will be expensed as the remaining services are provided.

The components of the acquired intangible assets were as follows (in thousands):

	Amount	Useful Lives (Years)

Developed technology	$109,263	7
Customer relationships	11,430	10
In-process research and development	17,970	N/A

	$138,663

The overall weighted-average life of the identified intangible assets acquired in the acquisition is estimated to be seven years.

Estimated amortization of the intangible assets in future fiscal years, is as follows (in thousands):

2015	$18,650
2016	17,239
2017	16,326
2018	13,688
2019	11,774
Thereafter	18,568

$96,245

Certain developed technology intangibles were sold during 2014 in conjunction with the sale of the Mindspeed CPE product line. The table above excludes amortization related to such assets. In addition, a portion of the In-process research and development project intangibles was completed in 2014 and the related amortization is included in the table above.

4. ACQUISITION OF BINOPTICS

On November 17, 2014, MACOM, through its wholly-owned subsidiary M/A-COM Technology Solutions, Inc., entered into an Agreement and Plan of Merger with BinOptics. On December 15, 2014, MACOM completed the BinOptics Acquisition. In accordance with the Agreement and Plan of Merger, all of the outstanding equity interests (including outstanding warrants) of BinOptics were exchanged for aggregate consideration of approximately $224.1 million in cash, subject to customary purchase price adjustments. MACOM funded the BinOptics Acquisition with a combination of cash on hand and the incurrence of $100.0 million of additional borrowings under its existing revolving credit facility. MACOM incurred $4.6 million in transaction costs related to the BinOptics Acquisition.

MACOM is recognizing BinOptics’ assets acquired and liabilities assumed based upon the fair value of such assets and liabilities measured as of the date of acquisition. The aggregate purchase price for BinOptics is being allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of the acquired net assets represents cost and revenue synergies specific to MACOM, as well as non-capitalizable intangible assets, such as the employee workforce acquired, and has been allocated to goodwill, none of which is tax deductible. A preliminary allocation follows (in thousands):

Amount
Current assets	$41,836
Intangible assets	135,254
Other assets	14,090

Total assets acquired	191,180

Current liabilities
Debt	1,491
Deferred income taxes	37,745
Other liabilities	12,810

Total liabilities assumed	52,046

Net assets acquired	139,134

Consideration:
Cash paid upon closing, net of cash acquired	224,114

Goodwill	$84,980

The components of the acquired intangible assets on a preliminary basis were as follows (in thousands):

	Amount	Useful Lives (Years)

Developed technology	$17,954	7
Customer relationships	113,500	10
Backlog	3,800	1

	$135,254

The overall weighted-average life of the identified intangible assets acquired in the BinOptics Acquisition is estimated to be 9.3 years and the assets are being amortized over their estimated useful lives based upon the pattern over which MACOM expects to receive the economic benefit from these assets.

Estimated amortization of the intangible assets in future fiscal years, subject to the completion of the purchase price allocation for the BinOptics Acquisition, is as follows (in thousands):

2015	$9,747
2016	11,230
2017	12,878
2018	14,289
2019	15,510
Thereafter	59,145

$122,799

The purchase accounting for the BinOptics Acquisition is preliminary and subject to completion including the areas of taxation where a study of the potential utilization of acquired net operating losses is not yet complete, and certain fair value measurements, particularly the finalization of the valuation assessment of the acquired tangible and intangible assets. The adjustments arising from the completion of the outstanding matters may materially affect the preliminary purchase accounting and would be retroactively reflected in the financial statements as of January 2, 2015 and for the interim period then ended.

5. UNAUDITED PRO FORMA ADJUSTMENTS

The following is a summary of the adjustments made to the Unaudited Pro Forma Financial Information for the fiscal year ended October 3, 2014 and should be read in conjunction with Notes 1 through 4 above.

(a)	To reflect a decrease of Mindspeed’s revenue related to the decreased of deferred revenue to estimated fair value (in thousands):

Revenue	$(1,299)
Cost of revenue	(280)

(b)	To reflect in the pro forma incremental amortization from the $138.7 million of acquired Mindspeed intangible assets as follows (in thousands):

Cost of revenue	$4,144
Selling, general and administrative	124

(c)	To reflect the pro forma incremental depreciation expense resulting from the increase to fair value of the Mindspeed property and equipment based upon the estimated weighted average useful lives of four years (in thousands):

Cost of revenue	$361
Research and development	431
Selling, general and administrative	62

(d)	To eliminate $13.2 million of transaction costs related to payments made to third parties in connection with the Mindspeed Acquisition, as those costs are non-recurring in nature.

(e)	To eliminate the $7.6 million of the expense related to the payment of a “make-whole premium” in cash equal to the sum of the remaining scheduled interest payments to the holders of Mindspeed’s convertible debt, as that cost is non-recurring in nature.

(f)	To reflect in the pro forma incremental amortization from the $135.3 million of acquired BinOptics intangible assets as follows (in thousands):

Cost of revenue	$5,323
Selling, general and administrative	7,132

(g)	The BinOptics inventory was increased to estimated realizable value, which has been estimated to be sales price less cost to sell through plus a reasonable margin of selling effort. This pro forma adjustment reflects the $6.3 million of incremental cost resulting from the increase to realizable value of the BinOptics inventory.

(h)	To reflect the pro forma increase of $4.8 million of interest expense related to the $100.0 million MACOM borrowed under its revolving credit facility to fund the acquisition of BinOptics at an interest rate of approximately 4.75%

(i)	To record the estimated tax effect related to the pro forma adjustments based on the statutory rate of 35%.

The following is a summary of the adjustments made to the Unaudited Pro Forma Financial Information for the three months ended January 2, 2015 and should be read in conjunction with Notes 1 through 4 above.

(j)	To reflect in the pro forma incremental amortization from the $135.3 million of acquired BinOptics intangible assets as follows (in thousands):

Cost of revenue	$1,207
Selling, general and administrative	1,310

(k)	To eliminate $15.9 million of expenses related compensation costs paid to BinOptics employees to buy-out the employees’ BinOptics stock options, as those costs are non-recurring in nature.

(l)	To eliminate $9.7 million of transaction costs related to payments made to third parties in connection with the BinOptics Acquisition, as those costs are non-recurring in nature.

(m)	To record the estimated tax effect related to the pro forma adjustments based on the statutory rate of 35%, adjusted for certain merger related expenses.